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                               KRONOS INCORPORATED

                  EXHIBIT 11 - Statement re Computation of Per
                      Share Earnings (In thousands, except
                          share and per share amounts)

                                                           September 30,
                                               ------------------------------------
                                                  1997          1996         1995
                                               ----------   ----------   ----------

Net income .................................   $   11,272   $   11,425   $    8,398
                                               ==========   ==========   ==========

Net income per common share:
     Primary:
         Weighted average shares outstanding    8,187,977    8,041,428    7,824,279
         Common Stock equivalents ..........      219,074      288,632      326,624
                                               ----------   ----------   ----------
                     Total .................    8,407,051    8,330,060    8,150,903
                                               ==========   ==========   ==========

         Net income per common share .......   $     1.34   $     1.37   $     1.03
                                               ==========   ==========   ==========

     Fully diluted:
         Weighted average shares outstanding    8,187,977    8,041,428    7,824,279
         Common Stock equivalents ..........      225,576      301,846      332,702
                                               ----------   ----------   ----------
                     Total .................    8,413,553    8,343,274    8,156,981
                                               ==========   ==========   ==========

         Net income per common share .......   $     1.34   $     1.37   $     1.03
                                               ==========   ==========   ==========

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